AXIL Brands, Inc. Reports Second Quarter Fiscal Year 2026 Financial Results

LOS ANGELES, January 8, 2026 (GLOBE NEWSWIRE) – AXIL Brands, Inc. (“AXIL,” “we,” “us,” “our,” or the “Company”) (NYSE American: AXIL), an emerging global consumer products company for AXIL® hearing protection and enhancement products and Reviv3® hair and skin care products, today announced financial and operational results for the second quarter ended November 30, 2025 (2Q26).

Financial Highlights (Quarter Ended November 30, 2025)

•	Net sales increased to $8.1 million, compared to $7.7 million in the prior year period, an increase of 5.2%

•	Gross profit of $5.5 million, or 68.1% of sales, compared to $5.5 million, or 71.1% in the prior year period

•	Operating expenses declined to $4.6 million, or 57.0% of net sales compared to $4.8 million, or 62.4% of net sales in the prior year period

•	Net income increased to $704,833, compared to $633,706 in the prior year period

•	Adjusted EBITDA was $1.2 million, representing a 13.9% increase from $1.0 million in the prior year period

•	Cash on hand as of November 30, 2025 was $5.0 million, compared to $4.8 million as of May 31, 2025

•	Basic and diluted earnings per share for 2Q26 were approximately $0.10 and $0.09, respectively, compared to $0.10 and $0.08 in prior year period

Recent Business Highlights

•	AXIL announced national distribution of the new X30i LT with Walmart, the world’s largest mass-market retailer; initial product rollout expected across approximately 3,700 U.S. locations beginning in early calendar 2026

•	AXIL launched GS Extreme 3.0, the next evolution of its flagship tactical earbuds, incorporating proprietary sound-filter technology, improved water resistance, and more than double the battery life of the prior generation

•	Launched Reviv3® products through Chatters, Canada’s largest salon retailer, with over 115 locations throughout the country

“Fiscal 2026 is shaping up to be a strong year for Axil, driven by the continued execution of our strategic plan to invest in retail channel expansion while strengthening our proven e-commerce model,” said Jeff Toghraie, Chairman and Chief Executive Officer of Axil. “In the quarter, we delivered solid top-line growth alongside meaningful bottom-line progress. Net sales increased year over year, operating expenses declined notably as a percentage of revenue, and key profitability metrics improved, positioning us for continued progress for the remainder of the year.”

“EBITDA increased approximately $0.2 million year over year. Importantly, when excluding a non-recurring forgiveness of accounts payable of approximately $0.2 million recorded in the prior year period, normalized Adjusted EBITDA improved by approximately $0.4 million for the quarter. This improvement reflects meaningful optimization across our operating structure and demonstrates our ability to generate operating leverage as revenue grows.

Our retail momentum continues to accelerate, driven by stronger sell-through and improved product visibility with major retail partners announced in 2025. We remain focused on diversifying our revenue streams and expanding our market presence by reaching new end-users and categories. A key milestone is our recently announced national distribution agreement with Walmart, which will introduce AXIL products to thousands of retail locations nationwide starting in early 2026.

The initial rollout will showcase our next-generation in-ear hearing protection technology, featuring advanced sound control, dual-mode noise protection, and all-day comfort across a broad range of applications. While this partnership is still in its early stages and not yet generating revenue, we see it as powerful validation of both our product innovation and growing brand strength.

As we progress through the second half of fiscal 2026, we remain focused on expanding our revenue streams and strengthening and expanding key retail partnerships. We believe we can sustain profitable growth through cash generated from operations while continuing to build lasting, durable value for our shareholders. We believe all current strategic initiatives can be funded through our existing cash flow at this time,” concluded Mr. Toghraie.

Use of Non-GAAP Financial Measures

The Company calculates EBITDA by taking net income calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and adjusting for income taxes, interest income or expense, and depreciation and amortization. The Company calculates adjusted EBITDA as EBITDA, further adjusted for stock-based compensation. Adjusted EBITDA is also presented as a percentage of revenue, which is calculated by dividing the non-GAAP Adjusted EBITDA for a period by revenue for the same period. Other companies may calculate EBITDA and adjusted EBITDA differently, limiting the usefulness of these measures for comparative purposes. The Company believes that these non-GAAP measures of financial results provide useful information regarding certain financial and business trends relating to the Company’s financial condition and results of operations, and management considers EBITDA and adjusted EBITDA important indicators in evaluating the Company’s business on a consistent basis across various periods for trend analyses. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements and are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Investors should not rely on any single financial measure to evaluate our business. A reconciliation of EBITDA and Adjusted EBITDA to the most comparable financial measure, net income, calculated in accordance with GAAP is included in a schedule to this press release.

AXIL BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED EBITDA and ADJUSTED EBITDA

FOR THE THREE AND SIX MONTHS ENDED NOVEMBER 30, 2025 AND 2024

(Unaudited)

	For the Three Months Ended November 30,		For the Six Months Ended November 30,
	2025	2024	2025	2024
Net income (GAAP)	$704,883	$633,706	$1,039,177	$523,901
Provision for income taxes	233,115	67,250	348,173	67,250
Interest income, net	(31,181)	(26,044)	(67,477)	(54,675)
Depreciation and amortization	67,514	34,440	129,601	47,335
Total EBITDA (Non-GAAP)	974,331	709,352	1,449,474	583,811

Adjustments:

Stock-based compensation	181,022	304,600	380,234	602,464

Total Adjusted EBITDA (Non-GAAP)	$1,155,353	$1,013,952	$1,829,708	$1,186,275

Sales, net (GAAP)	$8,134,859	$7,732,574	$14,991,077	$13,583,846

Adjusted EBITDA as a percentage of Sales, net (Non-GAAP)	14.2%	13.1%	12.2%	8.7%

AXIL BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	November 30, 2025	May 31, 2025
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$4,975,968	$4,769,854
Accounts receivable, net	2,439,850	1,003,945
Inventory, net	4,719,150	2,533,658
Due from related party	-	222
Prepaid expenses and other current assets	471,003	947,969

Total Current Assets	12,605,971	9,255,648

OTHER ASSETS:
Property and equipment, net	398,582	412,261
Intangible assets, net	423,012	403,591
Right of use assets	466,820	579,121
Deferred tax asset	172,334	46,239
Other assets	20,720	20,720
Goodwill	2,152,215	2,152,215

Total Other Assets	3,633,683	3,614,147

TOTAL ASSETS	$16,239,654	$12,869,795

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,843,104	$866,573
Customer deposits	668,101	67,412
Contract liabilities, current	630,924	757,355
Notes payable, current	3,488	3,574
Due to related party	147,550	-
Lease liabilities, current	203,367	212,543
Income tax liability	718,505	310,369
Other current liabilities	364,433	244,998

Total Current Liabilities	4,579,472	2,462,824

LONG TERM LIABILITIES:
Lease liabilities, long term	301,012	404,669
Note payable, long term	134,817	136,655
Contract liabilities, long term	145,234	205,939

Total Long Term Liabilities	581,063	747,263

Total Liabilities	5,160,535	3,210,087

Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock, $0.0001 par value; 28,000,000 shares authorized; 24,873,500 and 27,773,500 shares issued and outstanding as of November 30, 2025 and May 31, 2025, respectively	2,487	2,777
Common stock, $0.0001 par value: 15,000,000 shares authorized; 6,802,717 and 6,657,717 shares issued and outstanding as of November 30, 2025 and May 31, 2025, respectively	681	666
Additional paid-in capital	9,316,056	8,935,547
Retained Earnings	1,759,895	720,718

Total Stockholders' Equity	11,079,119	9,659,708

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,239,654	$12,869,795

AXIL BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED NOVEMBER 30, 2025 AND 2024

(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	November 30,		November 30,
	2025	2024	2025	2024

Sales, net	$8,134,859	$7,732,574	$14,991,077	$13,583,846

Cost of sales	2,598,622	2,234,527	4,819,906	3,932,151

Gross profit	5,536,237	5,498,047	10,171,171	9,651,695

OPERATING EXPENSES:
Sales and marketing	3,125,270	3,377,760	5,911,139	6,047,231
Compensation and related taxes	336,990	276,674	541,518	467,322
Professional and consulting	676,730	736,169	1,476,244	1,684,018
General and administrative	494,176	434,573	927,461	920,955

Total Operating Expenses	4,633,166	4,825,176	8,856,362	9,119,526

INCOME FROM OPERATIONS	903,071	672,871	1,314,809	532,169

OTHER INCOME (EXPENSE):
Other income	3,746	2,041	5,064	4,307
Interest income	32,485	27,340	70,064	55,971
Interest expense and other finance charges	(1,304)	(1,296)	(2,587)	(1,296)

Other income, net	34,927	28,085	72,541	58,982

INCOME BEFORE PROVISION FOR INCOME TAXES	937,998	700,956	1,387,350	591,151

Provision for income taxes	233,115	67,250	348,173	67,250

NET INCOME	$704,883	$633,706	$1,039,177	$523,901

NET INCOME PER COMMON SHARE:
Basic	$0.10	$0.10	$0.16	$0.08
Diluted	$0.09	$0.08	$0.13	$0.06

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,744,444	6,450,226	6,691,326	6,303,002
Diluted	8,234,071	8,168,657	8,238,259	8,194,882

AXIL BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED NOVEMBER 30, 2025 AND 2024

(UNAUDITED)

	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,039,177	$523,901
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	129,601	47,335
Provision for credit losses	37,979	27,954
Stock-based compensation	380,234	602,464
Gain on forgiveness of account payable	-	(218,699)
Deferred income taxes	(126,095)	109,796
Change in operating assets and liabilities:
Accounts receivable	(1,473,884)	(962,337)
Inventory	(2,185,492)	729,534
Prepaid expenses and other current assets	476,966	80,524
Accounts payable	976,529	870,357
Other current liabilities	1,127,728	165,959
Contract liabilities	(187,136)	(72,614)

NET CASH PROVIDED BY OPERATING ACTIVITIES	195,607	1,904,174

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of intangibles	(98,530)	(41,840)
Purchase of property and equipment	(36,811)	(65,783)

NET CASH USED IN INVESTING ACTIVITIES	(135,341)	(107,623)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of note payable	(1,924)	(3,252)
Repayments to a related party	(3,071,300)	(3,865,430)
Advances from a related party	3,219,072	4,032,152

NET CASH PROVIDED BY FINANCING ACTIVITIES	145,848	163,470

NET INCREASE IN CASH	206,114	1,960,021

CASH - Beginning of period	4,769,854	3,253,876

CASH - End of period	$4,975,968	$5,213,897

About AXIL Brands

AXIL Brands (NYSE American: AXIL) is an emerging global consumer products company. The Company is a manufacturer and marketer of premium hearing enhancement and protection products, including ear plugs, earmuffs, and ear buds, under the AXIL® brand and premium hair and skincare products under its in-house Reviv3® brand - selling products in the United States, Canada, the European Union, and throughout Asia.

To learn more, please visit the Company's AXIL® website at www.axilbrands.com and its Reviv3® website at www.reviv3.com

Forward-Looking Statements

This press release contains a number of forward-looking statements within the meaning of the federal securities laws. The use of words such as “anticipate,” “believe,” “expect,” “continue,” “will,” “may,” “prepare,” “should,” and “focus,” among others, generally identify forward-looking statements. These forward-looking statements are based on currently available information, and management’s beliefs, projections, and current expectations, and are subject to a number of significant risks and uncertainties, many of which are beyond management’s control and may cause the Company’s results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things: (i) the Company’s ability to grow its net sales and operations, including developing new and improved products, diversifying and expanding its distribution and retail channels, and expanding internationally, and perform in accordance with any guidance; (ii) the Company’s ability to generate sufficient revenue to support the Company’s operations and to raise additional funds or obtain other forms of financing as needed on acceptable terms, or at all; (iii) potential difficulties or delays the Company may experience in implementing its cost savings and efficiency initiatives; (iv) the Company’s ability to compete effectively with other hair and skincare companies and hearing enhancement and protection companies; (v) the concentration of the Company’s customers, potentially increasing the negative impact to the Company by changing purchasing or selling patterns; (vi) changes in laws or regulations in the United States and/or in other major markets, such as China, in which the Company operates, including, without limitation, with respect to taxes, tariffs, trade policies or product safety, which may increase the Company’s product costs and other costs of doing business, and reduce the Company’s earnings; (vii) the Company’s ability to engage in acquisitions, investments,  partnerships, strategic alliances or dispositions when desired; (viii) the Company’s ability to successfully accelerate its supply chain transition strategy and achieve the intended benefits; and (ix) the impact of unstable market and general economic conditions on the Company’s business, financial condition and stock price, including inflationary cost pressures, the possibility of an economic recession and other macroeconomic factors, geopolitical events, and uncertainty, increased tariffs and other trade restrictions and barriers, unemployment rates, decreased discretionary consumer spending, supply chain disruptions and constraints, labor shortages, ongoing economic disruption, the Ukraine-Russia conflict and conflict in the Middle East, and other downturns in the business cycle or the economy. There can be no assurance as to any of these matters, and potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s filings with the U.S. Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company does not assume any obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Investor Relations:

investors@goaxil.com